Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Southern States Bancshares, Inc. of our report dated March 14, 2024, relating to the consolidated statements of financial position of Southern States Bancshares, Inc. and its subsidiary for the years ended December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, appearing in the Annual Report on Form 10-K of Southern States Bancshares, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.
/s/ Mauldin & Jenkins, LLC
Birmingham, Alabama
May 2, 2024
SSBK Exhibit 23.1 – Form S-4